Independent Accountants' Report -
Attestation on Management's Assertion About Compliance With
The Servicing Requirements of the Distribution Financial Services
Floorplan Master Trust Pooling and Servicing Agreement and
Series 2000-1, 2000-2, 2000-3, and 2000-4 Supplements

Distribution Financial Services Floorplan Master Trust
c/o The Chase Manhattan Bank, as Trustee:

Deutsche Financial Services Corporation, as Servicer:

We have examined the accompanying assertion made by management on Deutsche Financial Services Corporation's (DFS) compliance, as servicer, with the servicing requirements in Article III, Sections 3.1, 3.2, 3.4, 3.5, 3.6, and 3.9, and Article IV of the
Pooling and Servicing Agreement for the Distribution Financial
Services Floorplan Master Trust dated as of December 1, 1993, amended and restated as of April 1, 1994, amended as of January 24, 1996, amended and restated as of October 1, 1996, and amended and restated as of April 1, 2000 (the Agreement), and the applicable provisions of the Series 2000-1 Supplement dated as of April 1, 2000, the Series 2000-2 Supplement dated as of April 1, 2000, the Series 2000-3 Supplement dated as of July 1, 2000, and the Series 2000-4 Supplement dated as of July 1, 2000 (the Supplements), among Deutsche Floorplan Receivables, L.P., as seller; DFS, as servicer;
and The Chase Manhattan Bank, as Trustee, for the year ended
December 31, 2000. Management is responsible for DFS' compliance with the aforementioned sections of the Agreement and the applicable provisions of the Supplements. Our responsibility is to express an opinion on management's assertion about DFS' compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about DFS' compliance with the aforementioned sections of the Agreement and the applicable provisions of the Supplements, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on DFS' compliance with the specified sections of the Agreement and the applicable provisions of the Supplements.

In our opinion, management's assertion that DFS was in compliance with the aforementioned sections of the Agreement and the applicable provisions of the Supplements for the year ended
December 31, 2000 is fairly stated, in all material respects.

By:    KPMG LLP
       10 South Broadway - Suite 900
       St. Louis, MO 63102-1761

Date:  January 19, 2001